Exhibit 10.2

NOTICE OF GRANT

to

(“Grantee”)

by

NUCOR CORPORATION

of

non-transferable Restricted Share Units (“Units”)

each of which shall represent the right to receive, when and as provided herein, one (1) Common Share.

This grant shall be subject in all respects to the provisions of the Nucor Corporation 2025 Omnibus Incentive Compensation Plan and the terms and conditions set forth in the Restricted Share Unit Award Agreement attached hereto and incorporated herein by reference.

Unless vested earlier in accordance with Section 2 of the Restricted Share Unit Award Agreement, the Units shall become vested in the Grantee as follows, provided the Grantee has been continuously employed by the Company from the Date of Grant until the applicable date of vesting:

Percentage of Units Vested	Date of Vesting
33-1/3%	First Anniversary of Date of Grant
33-1/3%	Second Anniversary of Date of Grant
33-1/3%	Third Anniversary of Date of Grant

IN WITNESS WHEREOF, Nucor Corporation, acting by and through its duly authorized officer, has caused this Notice of Grant to be executed as of the Date of Grant set forth below.

NUCOR CORPORATION

By:

Name:	Stephen D. Laxton
Title:	Chief Financial Officer and Executive Vice President

Date of Grant: [ ]

NUCOR CORPORATION

2025 Omnibus Incentive Compensation Plan

Restricted Share Unit Award Agreement

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Award Agreement”) is made and entered into as of _________________, by and between Nucor Corporation, a Delaware corporation (the “Company”), and the individual (the “Grantee”) identified in the accompanying Notice of Grant of Restricted Share Units (the “Notice”).

TERMS AND CONDITIONS

1. Grant of Units. The Company hereby grants to the Grantee, subject to the restrictions and the other terms and conditions set forth in the Nucor Corporation 2025 Omnibus Incentive Compensation Plan (the “Plan”) and in this Award Agreement, the number of Restricted Share Units (the “Units”) set forth in the Notice, each of which shall represent the right to receive, when and as provided herein, one (1) Common Share. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Units. The Units shall vest on the earliest to occur of the following:

(a) As of the Date of Vesting specified in the Notice;

(b) On the date of the termination of the Grantee’s employment with the Company by reason of the Grantee’s death, Disability or Retirement; or

(c) On the date of the termination of the Grantee’s employment with the Company by the Company without Cause or by Grantee’s resignation for Good Reason, in either case, within twenty-four (24) months after a Change in Control.

In the event the Grantee’s employment with the Company terminates for any reason, any Units not vested pursuant to this Section shall lapse and be cancelled without further action by the Company.

The term “Retirement” means the voluntary termination of the Grantee’s employment with the approval of the Committee after the date the Grantee has satisfied the following age and years of service eligibility requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

3. Account; Dividend Equivalent Payments. The Units shall be credited to a bookkeeping account in the name of Grantee on the books and records of the Company (the “Restricted Share Unit Account”). The Company shall pay to the Grantee in cash, less applicable payroll and withholding taxes, within thirty (30) days after the payment date of any cash dividend with respect to Common Shares, a dividend equivalent payment equal to the number of Units credited to the Grantee’s Restricted Share Unit Account as of the record date for such dividend multiplied by the per share amount of the dividend.

4. Receipt of Shares. The Company shall issue the Common Shares represented by the Units to the Grantee, or to the Grantee’s estate in the event of Grantee’s death, as soon as administratively practicable after the Units become vested in the Grantee, and the Units in respect of which such Common Shares are issued shall be cancelled. In no event shall Common Shares be issued to the Grantee, or to any person or entity claiming by or through the Grantee, in respect of unvested Units.

5. Limitation of Rights. The Units do not confer upon the Grantee, or the Grantee’s estate in the event of Grantee’s death, any rights as a stockholder of the Company unless and until Common Shares are in fact issued to such person in respect of the Units. Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company to terminate the Grantee’s service at any time, nor confer upon the Grantee any right to continue in the service of the Company.

6. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an affiliate. The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7. Plan Controls. The terms contained in the Plan (including without limitation its per annum limit on shares awarded and provisions regarding changes in capital structure of the Company) are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative.

8. Amendment. The Company may amend or terminate this Award Agreement without the consent of Grantee; provided, however, that such amendment or termination shall not, without Grantee’s consent, reduce or diminish the value of this Award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

9. Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

10. Withholding. The Company shall deduct and withhold from the distribution of the Common Shares pursuant to Section 4 a number of Common Shares having a Fair Market Value equal to the minimum amount of any federal, state and local taxes of any kind (including the Grantee’s FICA obligation) required by law to be withheld.

11. Severability. If any one or more of the provisions contained in this Award Agreement are invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Nucor Corporation

1915 Rexford Road

Charlotte, North Carolina 28211

Attn: Corporate Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to the Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.